                                  Exhibit 2.1

                         Agreement and Plan of Merger

                                 by and among

                               ALLSCRIPTS, INC.,
                                  ("Parent")

                           WEBDOC ACQUISITION CORP.,
                                ("Merger Sub")

                                MEDIFOR, INC.,
                                (the "Company")

                                      and

                      Certain Shareholders of the Company

                                  Dated as of
                                April 12, 2000

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 12th day of April, 2000, by and among ALLSCRIPTS, INC., a Delaware corporation ("Parent"), WEBDOC ACQUISITION CORP., a Washington corporation and wholly-owned subsidiary of Parent ("Merger Sub"), MEDIFOR, INC., a Washington corporation ("Company"), and those shareholders of the Company identified on the signature page hereto (each individually, a "Principal Shareholder" and, collectively, the "Principal Shareholders"). Parent, Merger Sub, the Company and the Principal Shareholders are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

          WHEREAS, Parent, Merger Sub and the Company desire to merge Merger Sub with and into the Company, whereby the holders of shares of the Company Stock which are outstanding as of the Effective Time shall be entitled to receive shares of Parent Common Stock for shares of Company Stock (the "Merger");

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto agree as follows:

          1.  Definitions.

          "Adverse Consequences" means all damages from complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all reasonable attorneys' fees and expenses, and court costs.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

          "Closing Date Stock Price" means a dollar amount equal to the average of the last reported sale price per share of Parent Common Stock as reported by the Nasdaq National Market for ten (10) trading days ending on the second trading day preceding the Closing Date.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning set forth in the preface above.

          "Company Stock" means the capital stock of the Company, including both common and preferred shares.

          "Customer Contract or Agreement" means any agreement whereby the Company provides services and/or products to a third party in the ordinary course of business.

          "Environmental Laws" means any applicable law, statute, regulation, rule, order, ordinance, consent decree, settlement agreement, or governmental requirement of any governmental authority, as in effect on the date of this Agreement, which relates to or otherwise imposes liability or standards of conduct relating to the protection or pollution of the environment, community health and safety, including, without limitation, relating to regulated releases, discharges, emissions or disposals to air, water, land or ground water, the withdrawal or use of ground water, the use, handling or disposal of polychlorinated biphenyls
(PCBs), asbestos or urea formaldehyde, the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, and exposure to toxic, hazardous or other controlled, prohibited or regulated substances. The term "Environmental Laws" shall include but not be limited to the Comprehensive Environmental Response Compensation and Liability Act, as amended, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments, the Clean Air Act, the Clean Water Act, the Toxic Substance and Control Act, the Safe Drinking Water Act, and any similar or analogous statute, regulation, decisional law, legally binding conditions, standards, prohibitions, requirements, or judgments or any governmental authority, as exist as of the Effective Time.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "GAAP" means generally accepted accounting principles as in effect from time to time.

          "Hazardous Materials" means any material which is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law.

          "Intellectual Property" means all (a) patents, trademarks, service marks, trade dress, logos, trade names, domain names and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, software licenses, data, and documentation, (d) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (e) other proprietary rights, and (f) copies and tangible embodiments thereof (in whatever form or medium).

          "Knowledge of the Company" means the actual knowledge, after reasonable investigation and inquiry, of the following individuals: (a) Peter Geerlofs, (b) Glenda Hultman and (c) Steven Schwartz.

          "Liability" means any debt, amount or sum due, liability or other obligation (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) including any liability for Taxes.

          "Licenses-In" means all licenses and agreements pursuant to which the Company has acquired rights in or to any of its Intellectual Property (excluding software and databases licensed to the Company under standard, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties' business).

          "Licenses-Out" means all licenses and agreements pursuant to which the Company has licensed or transferred any rights in or to any of its Intellectual Property.

          "Parent Common Stock" means shares of common stock, $.01 par value, of Parent.

          "Permitted Liens" shall mean (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, and (ii) liens for taxes, assessments and other governmental charges, but only to the extent that (A) the liens and charges described in (i) and (ii) are not due and payable and (B) adequate reserves are reflected on the Most Recent Fiscal Year End Financial Statements with respect to such liens and charges to the extent required by generally accepted accounting principles to be so reflected thereon.

          "Person" means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than Permitted Liens.

          "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Transaction Documents" means this Agreement, the Registration Rights Agreement and the Employment Agreement.

                             TABLE OF DEFINED TERMS



Terms                           Cross-Reference in Agreement
-----                           ----------------------------
Agreement                                 Preface

Certificates                              Section 2(h)

Closing                                   Section 2(b)

Closing Date                              Section 2(b)

COBRA                                     Section 6(p)(iv)

Company Customer                          Section 6(u)

Company ERISA Affiliate                   Section 6(q)

Company Stock Option Plan                 Section 2(f)(ii)

Disclosure Schedule                       Section 3

Effective Time                            Section 2(a)

Employment Agreement                      Section 7(i)

Equitable Exceptions                      Section 4(b)

Escrow Shares                             Section 2(h)

Existing Option                           Section 2(f)(ii)

Financial Statements                      Section 6(f)(i)

Geerlofs                                  Section 7(i)

Indemnifiable Losses                      Section 11(b)

Indemnified Party                         Section 11(f)(i)

Indemnified Party Controlled Claim        Section 11(f)(iv)

Indemnifying Party                        Section 11(f)(i)

IRS                                       Section 6(q)(v)

Merger                                    Preface

Merger Sub                                Preface

Merger Sub Common Stock                   Section 4(d)(ii)

Minimum Loss                              Section 11(c)(iii)

Most Recent Balance Sheet                 Section 6(f)(i)

Most Recent Fiscal Year End               Section 6(f)(i)

Multiemployer Plan                        Section 6(q)(ii)

Option Agreements                         Section 2(h)

Parent                                    Preface

Party(ies)                                Preface

Principal Shareholders                    Preface

Property Leases                           Section 6(l)

Registration Rights Agreement             Section 7(j)

Registration Statement                    Section 4(e)

Released Claims                           Section 8(a)

Released Parties                          Section 8(a)

Releasing Parties                         Section 8(a)

Replacement Options                       Section 2(f)(ii)

SEC Documents                             Section 4(e)

Shareholders Indemnifiable Losses         Section 11(d)

Survival Period                           Section 11(a)

Surviving Corporation                     Section 2(c)

Third Party Claim                         Section 11(f)(i)

WARN                                      Section 6(p)(iv)

Washington Certificate of Merger          Section 2(a)

Washington Department                     Section 2(a)

WBCA                                      Section 2

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                                       6

     2. The Merger. In connection with the Merger, the respective boards of directors and shareholders of Merger Sub and the Company have approved, or will prior to the Closing approve, by resolutions duly adopted, the following provisions of this Article 2 as their "Plan of Reorganization" and as a "Plan of Merger" within the meaning of Section 23B.11.010 through 23B.11.060 of the Washington Business Corporation Act ("WBCA"):

     (a) Certificate of Merger. Subject to the provisions of this Agreement, Articles of Merger as required by Section 23B.11.050 of the WBCA, together with an officer's certificate of each of Merger Sub and the Company (collectively the "Washington Certificate of Merger"), shall be duly prepared, executed and acknowledged by the Company, Merger Sub and such other parties as may be appropriate, and thereafter the Washington Certificate of Merger shall be delivered to the Secretary of State of the State of Washington (the "Washington Department"), as provided in Section 23B.11.050 of the WBCA, for filing as soon as practicable on or after the date on which the Closing occurs. The Merger shall become effective on the date and at the time of the acceptance of the Certificates of Merger by the Washington Department or at such time thereafter as the Parties may otherwise agree (the "Effective Time").

     (b) Closing. The closing of the Merger (the "Closing") will take place at a location agreed to by the Parties commencing at 10:00 a.m. on May 15, 2000, or as soon as practicable after the closing conditions set forth in Article 7 have been met or waived as provided in Article 8 (the "Closing Date"), unless another time or date or place is agreed to by the Parties, at a place agreed to by the Parties.

     (c)  Effects of the Merger.

          (i) At the Effective Time, the separate corporate existence of Merger Sub shall cease, Merger Sub shall be merged with and into the Company and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Washington under the name "Medifor, Inc."

          (ii) At and after the Effective Time, the Merger will have the effects set forth in Section 23B.11.060 of the WBCA.

     (d) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Articles of Incorporation and Bylaws until amended as provided therein and under the WBCA.

     (e) Directors and Officers. The directors of Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

     (f) Conversion of Securities. At the Effective Time, that number of shares of Parent Common Stock determined as set forth below, shall be delivered to the Company to be distributed to the holders of Company Stock (other than holders of outstanding options as described in subsection (ii) below), in exchange for their shares of Company Stock pursuant to the Company's Amended and Restated Articles of Incorporation and other instruments governing the Company Stock. Each issued and outstanding share of Company Stock shall be canceled and extinguished and converted into and become a right to receive that number of shares of Parent Common Stock that is distributed to each Company shareholder in exchange for such Company Stock. In the event that a fractional interest in a share of Parent Common Stock would be distributed to the individual shareholders, that number of shares deliverable to each shareholder shall be rounded to the nearest whole.

          (i) The number of shares of Parent Company Stock to be delivered (the "Delivered Shares") shall be calculated as follows:

               (A) If, as of the Closing Date, the Closing Date Stock Price is equal to or greater than $44.375 per share, but does not exceed $74.70 per share, then the Delivered Shares shall number 748,723;

               (B) If, as of the Closing Date, the Closing Date Stock Price is less than $44.375 per share, then the number of Delivered Shares shall be equal to the quotient obtained by dividing 33,224,583 by the Closing Date Stock Price, but in no event shall the number of Delivered Shares be more than 935,903;

               (C) If, as of the Closing Date, the Closing Date Stock Price exceeds $74.70, then the number of Delivered Shares shall be equal to the quotient obtained by dividing 55,929,608 by the Closing Date Stock Price.

          (ii) Each of the outstanding options to purchase shares of the Company Stock previously granted under the stock option plan of the Company, dated as of April, 1997 (the "Company Stock Option Plan"), (each such option existing immediately prior to the Effective Time being called an "Existing Option") shall be canceled and extinguished and converted into or replaced by substituted options (the "Replacement Options") pursuant to which the optionee shall have the right to purchase that number of shares of Parent Common Stock (with any fractional share to be rounded to the nearest whole share) into which the number of shares of Company Stock subject to purchase under the Existing Option would be converted pursuant to the terms of the Merger as described in Section 2(f)(i) hereof. The aggregate exercise price for the total number of shares of Company Stock subject to each Replacement Option shall be the aggregate exercise price at which the Existing Option was exercisable for the total number of shares of Company Stock, and the purchase price per share of Parent Common Stock thereunder shall be such aggregate exercise price divided by the total number of whole shares of Parent Common Stock covered thereby (with any fraction of a cent to be rounded to the nearest whole cent); provided, however, that in the case of any Existing Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. The number of shares of Parent Common Stock with respect to which each holder of Existing Options would be entitled to exercise Replacement Options is set forth in Section
     6(b) of the Disclosure Schedule. On or prior to the Closing Date, the Parent will adopt a non-qualified stock option plan pursuant to which the Replacement Options will be issued, and shall file a Form S-8 with the SEC with respect to such non-qualified plan.

          The issuance of the options set forth in this Section 2(f)(ii) shall be in full and complete satisfaction of all rights of all participants under the Company Stock Option Plans, and the Company and the Principal Shareholders represent and warrant that neither the Company, Merger Sub nor Parent shall have any other liability under the Company Stock Option Plans.

          (iii) Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation.

     (g) Closing of Company Transfer Books. Immediately prior to the Effective Time the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made or recognized. After the Effective Time valid certificates previously representing shares of Company Stock which are presented in accordance with this Agreement to the Surviving Corporation shall be exchanged as provided in Section 2(h).

     (h) Exchange of Certificates. As soon as practical after the Effective Time, the Parent shall mail the following to each record holder of certificates that immediately prior to the Effective Time represented shares of Company Stock ("Certificates") and to each holder of Option Agreements that immediately prior to the Effective Time represented such holder's right to exercise Existing Options (the "Option Agreements"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or the Option Agreements, as the case may be, to Parent and shall be in a form and have such other provisions as Parent shall reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for the shares of Parent Common Stock or the Option Agreements in exchange for Replacement Options as specified in this Agreement, and (iii) the notice(s) of approval of the Merger and accompanying statutory materials, information and instruction as required by the WBCA. Upon surrender of a Certificate to Parent for cancellation (either at or after the Closing, as applicable), together with such letter of transmittal duly executed and such other documents as the Parent may reasonably require, Parent shall issue or pay, as applicable, to such holder a certificate or certificates representing eighty percent (80%) of the shares of Parent Common Stock to be issued to such holder with respect to the Company Stock formerly represented by such Certificate pursuant to Section 2(f)(i), to be delivered to or at the direction of such holder. Certificates representing the remaining twenty percent (20%) of the shares of Parent Common Stock to be issued to such holder (the "Escrow Shares") shall be delivered to an escrow agent, to be held to satisfy any claims for Indemnifiable Losses (as defined in Section 11(b)) pursuant to the terms of an Escrow Agreement to be entered into by the Parent and the Company. The escrow agent and the form of the Escrow Agreement shall be in form and substance reasonably acceptable to the Company and Parent. Surrendered Certificates shall forthwith be canceled. Upon surrender of an Option Agreement to Parent for cancellation (either at or after the Closing, as applicable), together with such letter of transmittal duly executed and such other documents as the Parent may reasonably require, Parent shall issue, to such holder a replacement option agreement representing such holder's right to exercise Replacement Options to purchase shares of Parent Common Stock pursuant to Section 2(f)(ii), to be delivered to or at the direction of such holder. Parent shall not be obligated to deliver the consideration to which any former holder of Company Stock or Existing Options is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates representing shares of Company Stock or Option Agreements representing such holder's rights under Existing Options to purchase shares of Company Stock, as the case may be, for exchange as provided in this Section 2(h); provided, however, that procedures allowing for payment against receipt of customary and appropriate certifications and reasonable indemnities, shall be provided with respect to lost or destroyed Certificates. If any Certificate to be issued in the name of, or directed to an account in the name of, a Person other than the Person in whose name the Certificates are registered, it shall be a condition of the exchange that the Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall pay to Parent any transfer or other Taxes required by reason of the issuance of such Certificate and delivery of the Merger consideration to and in the name of a Person other than the registered owner of the Certificates surrendered, or shall establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until so surrendered and exchanged, (i) each such Certificate shall represent solely the right to receive the shares of Parent Common Stock to be issued pursuant to Section 2(f)(i) in exchange for the shares of Company Stock represented by such surrendered Certificate and the right to receive any fractional share payment to be paid pursuant to Section 2.7(f)(i), without interest, and (ii) each such Option Agreement shall represent solely the right to receive Replacement Options to purchase shares of Parent Common Stock to be issued pursuant to Section 2(f)(ii) in exchange for Option Agreements, and Parent shall not be required to issue to such holder the stock or Replacement Options to which such holder otherwise would be entitled; provided, that reasonable procedures allowing for payment against receipt of customary and appropriate certifications and indemnities shall be provided with respect to lost or destroyed Certificates. Shares of Company Stock which have been issued in the name of Rx Remedy, Inc. and which are held in escrow on the Closing Date shall be converted in Parent Common Stock pursuant to the terms hereof but shall be held in escrow pursuant to the terms of the agreement with Rx Remedy, Inc. In the event the warrants which have been issued to Rx Remedy, Inc. and Alexander Hutton Capital, L.L.C. are not exercised prior to the Closing, the shares of Company Stock issuable upon exercise of such warrants shall be deemed to be outstanding for purposes of determining the number of shares of Parent Company Stock deliverable to each Company shareholder, and Parent shall reserve for issuance to the holder of the warrants such number of shares of Parent Common Stock as the holder of such warrant would have been entitled to receive in the Merger had the warrant been exercised immediately prior to the consummation of the Merger.

     (a) Rights of the Company Shareholders. From and after the Effective Time, the holders of shares of the Company Stock issued and outstanding at the Effective Time shall have no rights with respect to such shares other than to surrender the certificate or certificates representing such shares pursuant to
Section 2(g).

     (b) Taking of Necessary Action; Further Action. Parent and Merger Sub, on the one hand, and the Company and the Principal Shareholders, on the other hand, shall use reasonable efforts to take all such action (including action to cause the satisfaction of the conditions to the Merger) as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of the Company and Merger Sub, the officers of the Surviving Corporation are fully authorized in the name of either the Company or Merger Sub or otherwise to take, and shall take, all such action.

     3. Certain Representations and Warranties Concerning the Transaction. Sections 4 and 5 and 6 of this Agreement set forth certain representations and warranties of Parent, Merger Sub, the Principal Shareholders and the Company. Such representations and warranties, subject to specific qualifications and limitations set forth herein, are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then), except to the extent otherwise indicated in the Disclosure Schedule delivered on the date of this Agreement by the Company to Parent (the "Disclosure Schedule").

     4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company that:

     (a) Organization. As of the Effective Time, each of Parent and Merger Sub will be a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and its Subsidiaries, including Merger Sub, has the requisite corporate power and authority to carry on its business as it is currently being conducted.

     (b) Authorization of Transaction. The execution, delivery and performance of this Agreement by Parent has been duly and validly authorized and approved by Parent, and the execution, delivery and performance of this Agreement by Merger Sub has been duly and validly approved by Parent as the sole shareholder of Merger Sub. No vote or approval by the shareholders of Parent of this Agreement, the transactions contemplated hereby or of the issuance of Parent Common Stock contemplated hereby is required pursuant to statute, rules of the Nasdaq, contract, the bylaws or charter of Parent, or otherwise. Each of Parent and Merger Sub has full power and authority (including full corporate power and authority) to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder. This Agreement has been, and at the Closing the other Transaction Documents will be, duly executed and delivered by each of Parent and Merger Sub (to the extent each is a party thereto). This Agreement constitutes, and at the Closing the other Transaction Documents will constitute, the valid and legally binding obligation of Parent and Merger Sub (to the extent each is a party thereto), enforceable against each in accordance with their respective terms and conditions, except that (i) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally, and to general equity principles, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought (the terms of clause (i) and (ii) are sometimes collectively referred to as the "Equitable Exceptions"). Except for requisite filings with or under Nasdaq and the Securities Act, neither Parent nor Merger Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Documents.

     (c) Noncontravention. Neither the execution, delivery and performance of the Transaction Documents by Parent or Merger Sub, nor the consummation of the transactions contemplated hereby and thereby by Parent or Merger Sub, (i) will violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, court, arbitrator or other governmental or regulatory body to which Parent or Merger Sub or any of their respective assets is subject, (ii) will violate any provision of the charter or by-laws of Parent or Merger Sub or require a notice thereunder or (iii) will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or with respect to which any of their respective assets is subject.

     (d)  Capital Structure.

          (i) The authorized capital stock of Parent consists of shares of Parent Common Stock and preferred stock as described in the SEC Documents. Each share of Parent Common Stock issued pursuant to the Merger will be validly issued, fully paid and nonassessable.

          (ii) The authorized capital stock of Merger Sub will consist solely of 1,000 shares common stock, $0.01 par value per share ("Merger Sub Common Stock"), all of which will be validly issued and outstanding. Parent will directly own all of the issued and outstanding capital stock of Merger Sub. All outstanding shares of Merger Sub Common Stock will be fully paid and nonassessable and are not subject to preemptive rights.

     (e) SEC Documents. Publicly available to the Company are copies of Parent's (i) Registration Statement on Form S-1 as amended on March 7, 2000 (the "Registration Statement"), (ii) Annual Report on Form 10-K for its year ended December 31, 1999, and (iii) Forms 8-K filed on February 8, 2000 and February 22, 2000, each of which Parent has filed with the SEC under the Exchange Act or the Securities Act, as the case may be (collectively, the "SEC Documents"). As of the respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (f) Financial Statements. The consolidated financial statements contained in the SEC Documents have each been prepared from, and are consistent with, the books and records of Parent in all material respects and present fairly, in all material respects, the consolidated financial condition and results of operations of Parent and its subsidiaries as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes thereto and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments; provided, however, that any pro forma financial information contained in consolidated financial statements of Parent is not necessarily indicative of the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

     (g) No Material Adverse Change. Except as disclosed in the SEC Documents or as contemplated by this Agreement, since December 31, 1999, there has not been any material adverse change in the business, financial condition or results of operations or prospects of Parent or any event for which a Current Report on Form 8-K was required to have been filed provided that a Form 8-K will be required to be filed upon the closing of the Company's acquisition of Master Chart, Inc.

     (h) Brokers' Fees. Neither Parent nor any of its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or similar representative with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

     (i) Merger Sub. Merger Sub has been formed by Parent solely for the purpose of effecting the transactions contemplated hereby and will not conduct any business operations or incur any liability or obligation other than as set forth herein or contemplated hereby.

     (j) No Misrepresentation. Without limiting any of the representations and warranties contained herein, no representation or warranty of Parent and Merger Sub, no documents delivered or entered into by Parent and Merger Sub pursuant to this Agreement and no document incorporated therein by reference as of the date of such representation, warranty, statement or document, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made and the other statements contained therein, not misleading.

     5. Representations and Warranties Concerning the Principal Shareholders. Each of the Principal Shareholders hereby severally represents and warrants to the Parent and Merger Sub that all of the statements contained in this Section 5 are correct and complete as of the date hereof and as of the Effective Date, except as set forth in the Disclosure Schedules:

     (a) Title to Shares. Each Principal Shareholder has good and marketable title as the legal and beneficial owner of record to the Company Stock set forth on Section 6(b) of the Disclosure Schedule, free and clear of any and all Security Interests.

     (b) Authority. Each Principal Shareholder has the full right, power and authority to execute and deliver this Agreement and to perform such Principal Shareholder's obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Principal Shareholders enforceable against the Principal Shareholders in accordance with its terms.

     (c) Noncontravention. No Principal Shareholder is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Principal Shareholder or performance of the transactions contemplated hereunder.

     (d) Investment Intent. The Principal Shareholders are acquiring the Parent Common Stock pursuant to the Merger for their own account, for investment, and not with a view to or in connection with any distribution thereof in contravention of the Securities Act. Each Principal Shareholder is a sophisticated investor with knowledge and experience in business and financial matters, has had an opportunity to ask questions of and receive answers from the Parent, its officers or a Person or Persons acting on its behalf, concerning this Agreement and the business of the Parent and all such questions have been answered to such Principal Shareholder's satisfaction. Each Principal Shareholder is able to bear the economic risk and lack of liquidity inherent in holding the Parent Common Stock. Each Principal Shareholder acknowledges that the shares of Parent Common Stock have not been registered under the Securities Act and, accordingly, may not be resold or otherwise transferred except pursuant to effective registration under the Securities Act or an available exemption from such registration requirements.

     6. Representations and Warranties Concerning the Company. Each of the Principal Shareholders and the Company hereby, jointly and severally, represent and warrant to the Parent and Merger Sub that all of the statements contained in this Section 6 are correct and complete as of the date hereof and as of the Effective Date, except as set forth in the Disclosure Schedules:

     (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized and validly existing under the laws of the State of Washington. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, financial condition or assets of the Company. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 6(a) of the Disclosure Schedule lists the officers and directors of the Company. The Company has delivered to Parent correct and complete copies of its Articles of Incorporation and bylaws as amended to date and the Company is not in default under any provision thereof.

     (b) Capitalization. The authorized and issued capital stock of the Company is set forth in Section 6(b) of the Disclosure Schedules. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by the shareholders as set forth on the Section 6(b) of the Disclosure Schedule. Except as set forth in Section 6(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, or acquisition of any of its capital stock. Except as set forth in Section 6(b) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Except as set forth in Section 6(b) of the Disclosure Schedule, there are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of the Company.

     (c) Option and Purchase Arrangements.

          (i) No Person, other than as set forth in Section 6(c) of the Disclosure Schedule, has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription, allotment or issuance of, or conversion into, any of the issued or unissued shares in the capital of the Company or any securities of the Company.

          (ii) The Company has not entered into, and is not subject to, any commitment or legal obligation, absolute or contingent, to any other person or firm other than Parent to sell, assign, transfer or effect a sale of any of the Company's assets (other than in the ordinary course of business), to sell or effect a sale of the capital stock of the Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

     (d)  Authority; Noncontravention.

          (i) The Board of Directors of the Company has recommended to the Company's shareholders that the Merger be approved by the shareholders. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized and approved by the Board of Directors of the Company. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder subject to obtaining required approvals from the holders of the Company's capital stock. Except for obtaining shareholder approval, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other entity or person in order to consummate the transactions contemplated by the Transaction Documents. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforceability and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to Equitable Exceptions.

          (ii) Neither the execution, delivery and performance of the Transaction Documents by the Company, nor the consummation of the transactions contemplated hereby and thereby by the Company, (A) will violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, court, arbitrator, or other governmental or regulatory body to which the Company or any of its assets is subject, (B) will violate any provision of its Articles of Incorporation or by-laws, or (C) except as set forth in Section 6(d) of the Disclosure Schedule, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Company is a party or by which it is bound or with respect to which any of its assets is subject.

     (e) Subsidiaries; Investments. The Company has no Subsidiaries. Except as set forth in Section 6(e) of the Disclosure Schedule, the Company does not own any direct or indirect equity or debt interest in any other Person and is not obligated to acquire any such interest.

     (f)  Financial Statements.

          (i) The Company has previously provided Parent with the following financial statements (collectively the "Financial Statements"): (A) audited balance sheets and related statements of income, changes in stockholders' equity and cash flows for the Company as of and for the fiscal years ended December 31, 1997, 1998 and 1999 (calendar year end 1999 being referred to herein as the "Most Recent Fiscal Year End") for the Company, and (B) an unaudited balance sheet (the "Most Recent Balance Sheet") and statements of operations as of and for the two months ended February 29, 2000. The Financial Statements, including any notes thereto, were prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and results of operations of the Company as of such dates and for such periods (subject, in the case of the Most Recent Balance Sheet, to normal year-end accounting adjustments and lack of footnotes thereto), and are consistent with past practices and with the books and records of the Company in all material respects.

          (ii) The books and records of the Company fairly and accurately reflect, in all material respects, all of the assets and Liabilities of the Company and all material contracts and transactions to which the Company is or was a party or by which the Company or any of its businesses or assets is or was affected. The corporate minute books of the Company correctly reflect all resolutions adopted and all other material corporate actions taken at all meetings or through consents of the directors (including committees thereof) and the Shareholders of the Company. The stock transfer books and stock ledger of the Company are complete and correctly reflect all issuances and transfers of the capital stock of the Company.

     (g) Events Subsequent to the Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End and through the date of this Agreement, except as fully disclosed on the execution date and as set forth in Section 6(g) of the Disclosure Schedule, there has not been any material adverse change in the business, financial condition, results of operations, or prospects of the Company. Without limiting the generality of the foregoing since that date, except as set forth in Section 6(g) of the Disclosure Schedule:

          (i) The Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration and in the ordinary course of business;

          (ii) The Company has not entered into any agreement, contract, lease, sublease, license or sublicense (or series or related contracts, leases, subleases, licenses and sublicenses) involving more than $25,000 outside the normal course of business;

          (iii) No party, including the Company, has accelerated, terminated, modified, or canceled any agreement contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $25,000 to which the Company is a party or by which it is bound;

          (iv) The Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

          (v) The Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 individually or in the aggregate, excluding leasehold improvements which are reimbursable by the landlord;

          (vi) The Company has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) either involving more than $25,000 individually or in the aggregate, or outside the ordinary course of business.

          (vii) The Company has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

          (viii) The Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 individually or in the aggregate, or outside the ordinary course of business;

          (ix) The Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the ordinary course of business;

          (x) There has been no change made or authorized in the Articles of Incorporation or by-laws of the Company;

          (xi) The Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

          (xii) The Company has not declared, set aside, or paid any dividend or distribution (whether in cash, stock or property) with respect to its capital stock nor redeemed, purchased, or otherwise acquired any of its capital stock;

          (xiii) The Company has not effected any stock split, combination or reclassification of any of its capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's capital stock;

          (xiv) The Company has not experienced any damage, destruction or loss involving more than $25,000 (whether or not covered by insurance) to its property;

          (xv) The Company has not made any capital investment in, loan to, or any acquisition of the securities or assets of, any other person or entity;

          (xvi) The Company has not made any loan to, or entered into any other transaction with any of its directors, officers, and employees outside the ordinary course of business which in the aggregate exceed $25,000;

          (xvii) The Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement which are not terminable within thirty days without liability;

          (xviii) The Company has not (A) granted any increase in the base compensation of, (B) adopted, amended, modified, accelerated, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract or commitment for the benefit of, or (C) made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

          (xix) The Company has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

          (xx) The Company has not changed its accounting principles, practices or methods in any material respect; or

          (xxi)  The Company has not committed to any of the foregoing.

     (h) Undisclosed Liabilities. The Company does not have any material Liability of a nature required to be reflected or reserved on its balance sheets as of the date presented which is not so reserved or reflected in the Most Recent Fiscal Year End Financial Statements, and the Company has no Knowledge of any basis for any claim, charge, complaint or demand that could give rise to any such material Liability, except for (i) Liabilities accounted for in the Most Recent Fiscal Year End Financial Statements, (ii) Liabilities which have arisen after the date of the Most Recent Fiscal Year End Financial Statements in the ordinary course of business, (iii) Liabilities disclosed in Section 6(h) of the Disclosure Schedule, or (iv) Liabilities associated with this Agreement and the Merger and costs related thereto.

     (i)  Tax Matters.

          (i) The Company has filed all Tax Returns that it was required to file prior to the Effective Date. All such Tax Returns were correct and complete in all material respects. All Taxes shown on such Tax Returns as owed by the Company have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and the Company has properly reflected the status of all employees and independent contractors in connection therewith as required by applicable Tax law and the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder. Except as set forth in Section 6(i) of the rules and regulations promulgated thereunder. Except as set forth in
     Section 6(i) of the Disclosure Schedule, no deficiency or proposed adjustment has been proposed, asserted or assessed by any taxing authority against the Company that has not been settled or otherwise resolved. There is no action, suit, taxing authority proceeding, or audit now in progress, pending or, to the Company's Knowledge, threatened against the Company with respect to any Taxes. Except as set forth in Section 6(i) of the Disclosure Schedule, the Company does not reasonably expect any taxing authority to claim or assess any material amount of additional Taxes against the Company. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to Taxes assessed by such jurisdiction. The Company has no obligation or liability for the payment of Taxes of any other Person arising (A) from any expressed obligation to indemnify another person or (B) from the Company assuming or succeeding to the Tax liability of any other Person as a successor, transferee or otherwise. The Company has made available to Parent complete copies of all federal income Tax Returns filed, examination reports received, and statements of deficiencies assessed against or agreed to, by the Company since 1997. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (ii) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of (S) 6662 of the Code. The Company has not filed a consent under (S)341(f) of the Code concerning collapsible corporations. The Company has not been a United States real property holding corporation within the meaning of
     (S) 897(c)(2) of the Code during the applicable period specified in
     (S) 897(c)(A)(ii) of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company has no Liability for unpaid taxes as a result of it having once was a member of an Affiliated Group which filed one or more consolidated federal income Tax Returns. The Company has no Liability for Taxes owed by any Person (other than by the Company), including, without limitation, (A) as a transferee, assignee or other successor, or (B) pursuant to a Tax sharing agreement or other contract.

          (iii) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (iv) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (j) Assets. The Company has good and marketable title to, or a valid leasehold interest or license in, all properties and assets, whether tangible or intangible, real or personal, used in the conduct of its business as presently conducted, free and clear of all Security Interests, and such assets are sufficient and adequate to permit the Company to conduct its business as of the Effective Time. Each tangible asset owned or leased by the Company has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear not caused by neglect). The assets of the Company that are of an insurable character are insured by insurers of recognized responsibility against loss or damage to the extent and in the manner customary for companies engaged in the same or similar business and similarly situated.

     (k)  Intellectual Property.

          (i) Section 6(k) of the Disclosure Schedule contains a complete list of all items of Intellectual Property which are owned, licensed by or to the Company, or used in or necessary for the conduct of the business of the Company as such business is currently conducted and presently contemplated to be conducted (other than standard "shrink wrapped" software licenses entered into by the Company in the ordinary course of business).

          (ii) Other than Company Intellectual Property covered by Licenses-In, the rights of the Company in and to each item of the Company Intellectual Property are owned outright by the Company, free and clear of any Security Interests. Except to the extent provided in the Licenses-In, and Licenses-Out, all of the Company's rights in and to such Company Intellectual Property are freely assignable in its own name, including the right to create derivatives, and the Company is under no obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for use of any of the Company Intellectual Property. None of the Company Intellectual Property is subject to any outstanding judgment, order, decree, stipulation, injunction or charge; no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Company or any of the Principal Shareholders, threatened, which challenges the legality, validity, enforceability, use or ownership of any of the Company Intellectual Property; and, except pursuant to the Licenses-Out, the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to Company Intellectual Property.

          (iii) No breach or default (or event which with notice or lapse of time or both would result in a breach or default) by the Company exists or has occurred under any License-In or other agreement pursuant to which the Company uses any Intellectual Property, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) or result in a forfeiture under, or constitute a material basis for termination of, any such License-In or other agreement.

          (iv) The Company owns or has the right to use all the Company Intellectual Property necessary to provide, sell and/or license the products and services currently provided, sold and licensed by the Company and to operate its accounting, financial, materials handling, management and purchasing functions, and to otherwise conduct its business as presently conducted, and to satisfy and perform the existing contracts, commitments, arrangements and understandings with its customers, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, including any right of the Company to use or sublicense any Company Intellectual Property owned by others.

          (v) No Company Intellectual Property owned by the Company, and no product or service practiced, offered, licensed, sold or under development by the Company, infringes any trademark, trade name, copyright, trade secret, patent, right of publicity, right of privacy or other proprietary right of any Person or would give rise to an obligation to render an accounting to any Person as a result of co-authorship, co-invention or an express or implied contract for any use or transfer; provided, however, that while Company has no Knowledge of any such rights, Company makes no representation regarding the existence of any common-law rights of Persons to any trademark or trade name. Neither the Company nor any of the Principal Shareholders has any Knowledge of any basis for any charge or claim, threatened claim or any suit or action asserting any such infringement or conflict or asserting that the Company does not have the legal right to own, enforce, sell, license, sublicense, lease or otherwise use any Company Intellectual Property, process, product or service.

          (vi) The Company has not sent or otherwise communicated to any other Person any notice, charge, claim or assertion of, and neither the Company nor any of the Principal Shareholders has any Knowledge of, any present, impending or threatened infringement by any other Person of any Company Intellectual Property.

          (vii) The Company has at all times diligently protected its rights in the Company Intellectual Property and any related apparatus or processes and has maintained the confidentiality of its trade secrets, know-how and other confidential Company Intellectual Property, and there have been no acts or omissions by the Company, the result of which would be to compromise the rights of the Company to apply for or enforce appropriate legal protection of Company Intellectual Property, other than with respect to the failure by the Company to file for any patents on the Company Intellectual Property.

          (viii) Each of the Company's current or former employees and those current or former independent contractors retained by the Company who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs or designed or designs any of the Company Intellectual Property, has entered into a written agreement with the Company exclusively assigning all rights in such Intellectual Property to the Company. To the Knowledge of the Company and the Principal Shareholders, no former employees or independent contractors of the Company have any claims or rights to any of the Intellectual Property necessary for the lawful conduct of the Company's business as now conducted. To the Knowledge of the Company and the Principal Shareholders, no employee of the Company is a party to or otherwise bound by any agreement with or obligated to any other Person (including, any former employer) which in any respect conflicts with any obligation, commitment or job responsibility of such employee to the Company under any agreement to which currently he or she is a party or otherwise.

          (ix) Section 6(k) of the Disclosure Schedule identifies each Person to whom the Company has sold, licensed, leased or otherwise transferred or granted any material interest or rights to any material Intellectual Property.

          (x) The Company does not use any assumed names in the conduct of its business.

     (l) Title and Condition of Properties. The Company does not own nor does it have any ownership interest in any real property. Section 6(l) of the Disclosure Schedule sets forth a correct and complete list of all real property leased or subleased to the Company (the "Property Leases"). The properties subject to the Property Leases constitute all real properties used or occupied by the Company in connection with its business or reflected on its financial statements. Each of the Property Leases is in full force and effect and the Company holds a valid and existing leasehold interest under each of such Property Leases, and each such Property Lease will continue to be legal, valid, binding, enforceable against the Company and in full force and effect on identical terms immediately following the Closing. The Company has delivered to Parent and Merger Sub complete and accurate copies of each of the Property Leases and none of such Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Parent and Merger Sub. The Company is not in default, and no circumstances exist which would result in such default (including upon the giving of notice or the passage of time, or both), under any of such Property Leases, and no other party thereto has the right to terminate, accelerate performance under or otherwise modify any of such Property Leases. To the Knowledge of the Company and the Principal Shareholders, no lessor under any Property Lease is in default under any of such Property Leases in its duties to the Company. The Company has not assigned, transferred, conveyed, subjected to a Security Interest, or otherwise encumbered any interest in any of the Property Leases. The Company has not received notice of any violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the real property leased by the Company, and, to the Knowledge of the Company and the Principal Shareholders, there are no such violations.

     (m) Contracts. Section 6(m) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements which are currently outstanding and to which the Company is a party:

          (i) any arrangement for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or for the lease or purchase of real property;

          (ii) any arrangement for the purchase or sale of commodities, supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $25,000;

          (iii) any arrangement concerning a partnership, agency, distribution agreement or joint venture;

          (iv) any outstanding arrangement under which the Company has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

          (v) any arrangement with any of the Company's directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement and any agreement for the engagement of consultants or independent contractors;

          (vi) any outstanding Customer Contract or Agreement involving more than $25,000 in fees to or service obligations of the Company;

          (vii) any agreement primarily concerning confidentiality or noncompetition;

          (viii) any agreement with any of the shareholders of the Company not related to the agreements pursuant to which the shareholder acquired securities in the Company, except to the extent there are continuing obligations of the Company or the shareholder under such acquisition agreements;

          (ix) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of its current or former directors, officers, and employees; or

          (x) any agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees which exceeds $25,000 in the aggregate;

          (xi) any Customer Contract or Agreement which cannot readily be fulfilled or performed by the Company on time without penalty without excessive or unusual expenditure of money, effort or personnel;

          (xii) any agreements under which the consequences of a default or a termination could have a material adverse effect upon the assets, financial position, results of operations, business or prospects of the Company;

          (xiii) franchise agreements, marketing agreements or royalty agreements under which the annual payments received by the Company exceed $25,000;

          (xiv) arrangements with any employee, the benefits of which are contingent on, or the terms of which are materially altered upon, the occurrence of a transaction of the nature contemplated by this Agreement; or

          (xv) any other agreements or plans, the benefits of which will be increased or accelerated by the occurrence of the transaction contemplated by this Agreement.

     Except as set forth on the Disclosure Schedule, with respect to each agreement listed in Section 6(m), (A) the agreement is a legal, valid, binding, enforceable obligation of the Company, and in full force and effect, subject to the Equitable Exceptions; (B) the agreement will continue to be a legal, valid, binding and enforceable obligation of the Company and in full force and effect on identical terms immediately following the Closing; (C) the Company is not and, to the Knowledge of the Company and the Principal Shareholders, no other party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder. The Company is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 6(m) of the Disclosure Schedule under the terms of this
Section 6(m). Except as set forth on the Disclosure Schedule, no consent of any person is required in connection with the transactions contemplated by this Agreement in order to preserve the rights of the Company under any agreement listed in Section 6(m) of the Disclosure Schedule.

     (n) Insurance. Section 6(n) of the Disclosure Schedule sets forth an accurate and complete list of all insurance policies (including policies providing property, casualty, liability, directors and officers and workers' compensation coverage and bond and surety arrangements) maintained by the Company. Such insurance policies are of a type and amount which are customarily maintained by firms such as the Company. With respect to each such insurance policy (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement;
(iii) the Company is not, nor, to the Knowledge of the Company or the Principal Shareholders, is any other party to the policy, in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

     (o) Litigation. Section 6(o) of the Disclosure Schedule sets forth each instance in which the Company: (i) is (or within the past three (3) years has been) subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge; or (ii) is (or within the past three (3) years has been) a party to or, to the Knowledge of the Company or the Principal Shareholders, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, provincial, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 6(o) of the Disclosure Schedule could reasonably be expected to result in any material adverse effect on the Company. Neither the Company nor any of the Principal Shareholders has reason to believe that there exists a basis on which any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

     (p) Employees.

          (i) The Company is in compliance in all material respects with all applicable laws and regulations regarding employment, wages, hours, equal opportunity, collective bargaining, unfair labor practices and payment of Social Security and other taxes, and no complaint alleging any violation of such laws or regulations by the Company has been filed or, to the Knowledge of the Company or the Principal Shareholders, threatened to be filed with or by any governmental or quasi-governmental body. Substantially all of the Company's employees have executed and delivered to the Company its standard form of Intellectual Property Agreement. To the Knowledge of the Company or the Principal Shareholders, no key employee or group of employees has any plans to terminate his, her or their employment with the Company generally or as a result of the transactions contemplated hereby.

          (ii) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of the Company, the Company has not committed any unfair labor practice. Neither the Company nor the Principal Shareholders has Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

          (iii) All Persons employed by the Company are employees at will or otherwise employed such that the Company may lawfully terminate their employment at any time, with or without cause.

          (iv) The Company has materially complied with all applicable laws relating to labor, including any provisions thereof relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all other costs and expenses applicable thereto, and the Company is not liable for any arrearage, costs or penalties for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, the Company has not incurred a violation of Part 6 of Subtitle B of Title I of ERISA ("COBRA") or other applicable state insurance continuation law. No material COBRA or other state insurance continuation law violation exists or will exist with respect to any employees of the Company prior to and including the Effective Time, nor will any such violation occur as a result of the transactions contemplated hereby. As of the Effective Time, the Company will not be, nor ever has been, an enterprise subject to the Workers Adjustment Retraining and Notification Act ("WARN") and, as of the Effective Time, the Company will not incur, nor has it ever incurred, material Liabilities, penalties or other charges under WARN.

          (v) Each Person whom the Company currently retains as a consultant or previously retained as a consultant qualifies, or at all times while performing services for the Company qualified, as an independent contractor of the Company under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause the Company to be liable to pay any severance or other amount to any employee, contractor or consultant of the Company.

     (q)  Employee Benefit Plans

          (i) Section 6(q) of the Disclosure Schedule sets forth a complete and correct list of the Company's employee benefit plans and each severance, stock option, payroll practice, vacation pay, holiday pay, sick pay, bonus, profit sharing, equity appreciation or other similar plan, practice or arrangement providing benefits to employees of the

     Company, whether written or oral. The Company does not have a liability under any "employee benefit plans" as defined in Section 3(3) of ERISA in excess of $25,000.

          (ii) None of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and neither the Company nor any Company ERISA Affiliate has contributed or contributes, or has been or is required to contribute, to any such plan.

          (iii) Except pursuant to COBRA, neither the Company nor any of its ERISA affiliates maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee, officer or director or former employee, officer or director upon his retirement or termination of employment (other than any continuation or conversion coverage which may be purchased by any such employee, officer or director or former employee at his own expense), and the Company has not represented, promised or contracted (whether in oral or written form) to any employee, officer or director or former employee, officer or director that such benefits would be provided.

          (iv) Except as set forth in Section 6(q) of the Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director of the Company. The only severance agreements or severance policies applicable to the Company in the event of a change of control of the Company are the agreements and policies specifically referred to in Section 6(q) of the Disclosure Schedule.

          (v) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, is exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service (the "IRS"), and nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Neither the Company nor any of its ERISA affiliates maintains or contributes to, or has maintained or contributed to, an Employee Benefit Plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

          (vi) (A) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (B) the Company has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code,
     (C) there are no pending actions, claims (other than routine, non-contested claims for benefits) or lawsuits which have been to the Company's Knowledge, threatened, in connection with the Company Employee Benefit Plans, (D) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and (E) except as set forth in Section 6(q) of the Disclosure Schedule, each Company Employee Benefit Plan could be terminated as of the date of the Closing without material liability to the Company, Parent or any Company ERISA Affiliate.

          (vii) Neither the Company nor any Company ERISA Affiliate has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), which would subject the Company or any Company ERISA Affiliate to any material taxes, penalties or other liabilities resulting from such prohibited transaction, and no condition exists that would subject the Company or any Company ERISA Affiliate to any excise tax, penalty tax or fine related to any Company Employee Benefit Plans.

          (viii) With respect to each Company Employee Benefit Plan, the Company has furnished or made available to Parent true, correct and complete copies of the following (to the extent applicable): (1) the plan documents and summary plan descriptions; (2) the most recent determination letter received from the IRS; (3) the annual reports to be filed for the three most recent plan years of each such plan; (4) all related trust agreements, insurance contracts or other funding agreements that implement such plans; and (5) all other documents, records or other materials related thereto reasonably requested by Parent.

          (ix) The Company does not employ any employee residing or working outside the United States.

     For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meanings of Sections 414 (b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Code Sections.

     (r) Environmental Matters. (i) To the Knowledge of the Company, the Company, its business, operations and assets comply with all Environmental Laws, including, without limitation, by having all permits, license, authorizations, approvals, quality certifications or rights required under any Environmental Law for the operation of its business. To the Knowledge of the Company or the Principal Shareholders, none of the real property presently or formerly leased by the Company or formerly owned by the Company contains any Hazardous Materials. The Company has not received any notices, demand letters or requests for information from any governmental body or other person indicating that the Company may be in violation of, or liable under, any Environmental Law. No reports have been filed, or are required to be filed, by the Company concerning the release of any Hazardous Materials or the threatened or actual violation of any Environmental Law. No Hazardous Materials have been disposed of, released or transported by the Company, or to the Knowledge of the Company, as a result of any activity of the Company, in violation of any applicable Environmental Law from any real property presently or formerly leased by the Company or formerly owned by the Company or, to the Knowledge of the Company, as a result of any activity of the Company. The Company has delivered to Parent, or otherwise made available to it for inspection, all written reports of environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law, which were conducted by or are in the possession of the Company, and which concern the activities of the Company or any of the real property presently or formerly leased by the Company or formerly owned by the Company. To the Knowledge of the Company, there are no underground storage tanks owned or operated by the Company on or in any real property presently or formerly leased by the Company or formerly owned by the Company, and no underground storage tanks owned or operated by the Company have been closed or removed from any of such properties. Neither the Company nor any of its assets is subject to any pending suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

     (s) Legal Compliance.   The Company has complied, in all material respects,
with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed, commenced or, to the Knowledge of the Company or the Principal Shareholders, threatened against the Company which is currently pending and alleges any failure to comply with any such law or regulation.

     (t) Brokers' Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or similar representative with respect to the transactions contemplated by this Agreement.

     (u) Customers and Clients. Section 6(u) of the Disclosure Schedule lists each customer and client (a "Company Customer") of the Company that accounted for more than $5,000 in revenues to the Company during the year ended December 31, 1999 and sets forth opposite the name of each Company Customer the dollar amount of revenues attributable to such Company Customer during such year. Except as set forth in Section 6(u) of the Disclosure Schedule, since December 31, 1999, (i) no Company Customer that accounted for more than $5,000 in revenues during the year ended December 31, 1999 has terminated or materially amended its relationship with the Company other than due to completion of such Company Customer's contract with the Company or has given notice to the Company, orally or in writing, that such Company Customer intends to terminate or materially amend its relationship with the Company in a manner adverse to the Company. Except as set forth in Section 6(u) of the Disclosure Schedule, since December 31, 1999, there has been no material dispute between the Company and any Company Customer.

     (v) Document Review. The Company and each of the Principal Shareholders have obtained and reviewed copies of the SEC Documents.

     (w) Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, such receivables are valid receivables subject to no set-offs or counterclaims, are current and collectible in the aggregate amount shown, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Fiscal Year End Financial Statements, as adjusted for operations and transactions through the Effective Date in accordance with the past custom and practice of the Company. Since the Most Recent Fiscal Year End, there has not been a material adverse change in (i) the aggregate amount of the accounts receivable of the Company (other than as indicated on the Most Recent Fiscal Year End Financial Statements), or (ii) the aging of such accounts receivable.

     (x) Powers of Attorney; Bank Accounts. There are no outstanding powers of attorney executed by or on behalf of the Company. Section 6(x) of the Disclosure Schedule lists each bank account and credit arrangement maintained by the Company (together with relevant account information, authorized signatures and account users).

     (y) Licenses, Permits and Approvals. The Company maintains all material governmental and regulatory licenses, permits and approvals necessary to the conduct of the Company's business. All such licenses, permits and approvals are in full force and effect.

     (z) Unlawful Payments. No payments of either cash or other consideration have been made to any Person by the Principal Shareholders or, to the Knowledge of the Company, on behalf of the Company by any agent, employee, officer, director, shareholder or other Person, that were unlawful under the laws of the United States or any provincial or any other foreign or municipal government authority having appropriate jurisdiction over the Company.

     (aa) Warranties. All services rendered by the Company have been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any Liability (and neither the Company nor any of the Principal Shareholders has any Knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) for damages in connection therewith, subject only to the reserve for client claims set forth in Most Recent Fiscal Year End Financial Statements as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company. Except for the limited warranty contained in the Company's standard license agreement for its Patient Ed product, no services provided by the Company are subject to any guaranty, warranty, or other indemnity beyond the Company's applicable standard terms and conditions of engagement and such other indemnities and warranties disclosed on Section 6(aa) of the Disclosure Schedule.

     (bb) Potential Conflicts of Interest. Except as set forth in Section 6(bb) of the Disclosure Schedule, no officer or director of the Company or, to the Knowledge of Company, no shareholder holding 10% or more of the outstanding shares of the Company or other Affiliate of the Company: (i) owns, directly or indirectly, any interest in (excepting not more than 2% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company; (ii) owns, directly or indirectly, in whole or in part, any interest in Intellectual Property or any other asset which the Company is using or the use of which is necessary for the business of the Company; (iii) has any loan outstanding to or cause of action or other claim whatsoever against the Company, except for Claims in the ordinary course of business, for accrued salary, bonus, vacation pay, and benefits under the Employee Benefit Plans; (iv) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of the Company or relative of any of the foregoing, is a partner or shareholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies).

     (cc) Confidentiality of Patient Records. The Company has taken all action and implemented security measures necessary to maintain and safeguard the confidentiality of all medical records, patient information or other data made available to the Company in connection with the operation of the Company's business. The Company has complied in all material respects with all applicable federal, state and local laws, rules and regulations pertaining to the use or transmittal of confidential information in connection with the operation of its business.

     (dd) No Misrepresentation. Without limiting any of the representations and warranties contained herein, no representation or warranty of the Company and no statement by the Company or other information contained in the Disclosure Schedule, any documents or materials delivered by the Company or the Principals Shareholders to the Parent or Merger Sub in connection with the transactions contemplated hereunder, or any documents delivered or entered into by the Company pursuant to this Agreement or any document incorporated therein by reference as of the date of such representation, warranty, statement or document, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made and the other statements contained therein, not misleading.

     7. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing;

     (a) General. Each of the Parties will use its reasonable commercial efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in this Section 7).

     (b) Notices and Consents. The Company shall give any notices to third parties, and will use commercially reasonable efforts to obtain third-party consents necessary to effect the transactions contemplated by this Agreement. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that he, she or it may be required to give, make, or obtain.

     (c) Operation of Business. Except as contemplated hereby, or as may be incidental to or in furtherance of the transactions contemplated hereby, or as may have been set forth herein or in the Disclosure Schedule, the Company shall not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Company agrees not to take any of the actions described in Section 6(g) of this Agreement without the prior approval of Parent, which approval will not be unreasonably withheld, or as set forth in the Disclosure Schedule to the extent agreed to by Parent.

     (d) Preservation of Business. Except as contemplated hereby, or as may be incidental to or in furtherance of the transactions contemplated hereby, or as may have been set forth herein or in the Disclosure Schedule, the Company shall use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (e) Access. The Company shall provide Parent and its representatives with full access at reasonable times upon prior notice and request, and in a manner so as not to interfere with the normal business operations of the Company, to the headquarters of the Company, its employees and representatives, and to all books, records, contracts, Tax records, and documents of or pertaining to the Company.

     (f) Notice of Developments. Each Party shall provide the other Parties with prompt written notice of any material development affecting the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of such Party. In addition, each Party will give prompt written notice to the others of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (g) Regulatory Matters and Approvals. Each of Parent and the Company will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing:

          (i) Securities Laws. Parent will take all actions that may be necessary under federal and state securities laws in connection with the offer and issuance of the Parent Common Stock and Replacement Options in the Merger.

          (ii) Shareholder Meeting. The Company will call a special meeting of its shareholders or execute a consent in lieu thereof as soon as reasonably practicable in order that the shareholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the WBCA. Each of the Principal Shareholders agrees (A) to vote in favor of the Merger, (B) to recommend to the other shareholders that they vote in favor of the Merger, (C) to use all reasonable efforts to cause the Merger to be approved, and (D) not to exercise any dissenters rights in connection therewith.

     (h) Exclusivity. The Company will not, directly or indirectly, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of all or substantially all of the capital stock or assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange). The Company shall notify Parent immediately if any person makes any proposal, offer, or inquiry with respect to any of the foregoing.

     (i) Employment Matters. At or prior to the Closing, J. Peter Geerlofs, MD ("Geerlofs") will enter into an employment agreement with the Parent ("Employment Agreement") in the form attached hereto as Exhibit A. Such Employment Agreement shall become effective upon consummation of the Merger. At the Effective Time, any existing employment agreements between the Company and any of its employees shall be terminated without any liability to the Company, Parent or Merger Sub.

     (j) Registration Rights. At or prior to Closing, the Parent shall deliver to the Company a duly executed registration rights agreement ("Registration Rights Agreement"), substantially in the form attached hereto as Exhibit B.

     8. Additional Covenants. The Parties further covenant and agree as follows:

     (a) Waiver and Release. Each of the Principal Shareholders, on behalf of themselves and their respective heirs, executors, administrators, assigns and agents (the "Releasing Parties"), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges the Company and directors, officers, employees, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns of such entities ("Released Parties") with respect to, each and all Claims, obligations, causes of action, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys' fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in federal, provincial, foreign or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the date of the Closing ("Released Claims") provided, however that the Principal Shareholders shall each retain the right to two weeks of vacation in calendar 2000. The Principal Shareholders further represent and warrant that each has not assigned or otherwise transferred any right or interest in or to any of the Released Claims.

     (b) State Securities Laws. Parent shall use its reasonable commercial efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Parent Common Stock in the Merger. The Company and the Principal Shareholders shall cooperate with Parent in connection with obtaining such permits, approvals and registrations and shall furnish all information concerning the Company and the holders of Company Stock as may be reasonably requested by Parent.

     (c) Authorization for Shares and Stock Listing. Prior to the Effective Time, Parent shall have taken all action necessary to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to
Section 2 hereof. Parent shall cause the shares of Parent Common Stock to be issued hereunder to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing.

     (d) Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense; provided, however, that if the transactions contemplated by this Agreement are consummated, Parent shall pay, or cause the Surviving Corporation to pay, the Company's reasonable costs and expenses (including attorneys' fees) incurred in connection with this Agreement and the Merger.

     (e)  Tax Matters.

          (i) The Company shall file, on or prior to the due date thereof, all Tax Returns (or requests for extension of time to file such Tax Returns) required to be filed for all Tax periods ending at or before the Effective Time; provided, however, that the Company shall not file any such Tax Returns, or other returns, elections, claims for refund or information statements with respect to any Liabilities for Taxes (other than federal, state or local sales, use, property, withholding or employment Tax Returns or statements) for any Tax period without prior approval of Parent, which shall not be unreasonably withheld. The Company shall provide Parent with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax Return or election of the Company (including Tax Returns of all Employee Benefit Plans) at least 10 days before filing such return or election and shall reasonably cooperate with any request by Parent in connection therewith and Parent shall respond thereto within 5 days after receipt. Parent will file all Tax Returns of the Company for all Tax Periods ending after the Effective Time.

          (ii) The Company shall pay or reflect, in a manner consistent with past practices, on its books as an accrued Tax liability, current or deferred, the amount of all Taxes that will be due and payable, now or hereafter, for any period ending on, ending on and including, or ending prior to the Closing Date.

     (f) Employee Benefit Plans. Following the Effective Time, the Parent shall cause the Company to provide to the officers and employees of the Company employee benefits based on the positions they hold with Parent and the Company and/or its Subsidiaries after the Effective Time under employee benefit plans on terms and conditions which are substantially similar, in the aggregate, to those provided by Parent and its Subsidiaries to their similarly situated officers and employees after the Effective Time. Notwithstanding the foregoing, employees of Company shall be entitled to any accrued vacation time carried forward from prior years until December 31, 2000 at which time unused vacation time from previous years shall be extinguished. With respect to any benefits plans of Parent or its Subsidiaries in which the officers and employees of Company and its Subsidiaries participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such officers and employees under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time; provided, however, that no such waiver shall apply to a pre-existing condition of any such officer or employee who was, as of the Effective Time, excluded from participation in a Company employee benefit plan by nature of such pre-existing condition, (ii) provide each such officer and employee with credit for any co-payments and deductibles paid prior to the Effective Time during the year in which the

Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time and (iii) other than with respect to vesting credit with respect to Parent Common Stock options granted to officers and employees, recognize all service of such officers and employees with the Company (and its respective predecessors) for all purposes, including, without limitation, purposes of eligibility to participate, vesting credit, entitlement for benefits and benefit accrual in any employee benefit plan in which such employees may be eligible to participate after the Effective Time, except to the extent such treatment would result in duplicative accrual of benefits for the same period of service.

     9.  Conditions to Obligations to Close.

     (a) Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

          (i) the representations and warranties of the Company and the Principal Shareholders set forth in Section 5 and Section 6 above shall be true and correct in all material respects at and as of the date hereof and the Closing;

          (ii) the Company shall have performed and complied in all material respects with all of its agreements and covenants hereunder through the Closing;

          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect in any material adverse way the right of Parent to own, operate, or control the Company Stock or the Company (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

          (iv) The Company shall have delivered to Parent a certificate to the effect that each of the conditions specified in Sections 9(a)(i) and (ii) is satisfied in all material respects;

          (v) The Company shall have delivered to Parent (A) a copy of the text of the director and shareholder resolutions by which the corporate action on the part of the Company necessary to approve this Agreement and the Merger were taken, certified by the Company's Secretary, and, such shareholder resolutions shall have been approved by the holders of at least 80% of the Company's voting stock, (B) a copy of the Company's Articles of Incorporation, as amended to date, certified by the Washington Department, and (C) certificate of existence for the Company, issued as of a recent date, by the Secretary of State of Washington and of each other jurisdiction in which the Company is required to be qualified to do business;

          (vi) the Parties shall have received all required authorizations, consents and approvals of governments and governmental agencies;

          (vii) Parent and the Company shall have received from Geerlofs an executed copy of the Employment Agreement;

          (viii) The Company shall have obtained all authorizations, consents and approvals required to be obtained under the WBCA including, without limitation, approval of the Merger by the shareholders of the Company, and no shareholder shall have perfected appraisal rights;

          (ix) The shares of Parent Common Stock that will be issued in the Merger shall have been approved for listing on the Nasdaq;

          (x) Parent shall have received from counsel to the Company an opinion with respect to the matters usual and customary for transactions of this nature, dated as of the Closing Date;

          (xi) the Company shall have caused all of the Company's officers, directors and employees to have repaid in full all debts and other obligations, if any, owed to the Company other than accrued salaries and reimbursement of business expenses incurred on behalf of the Company in the ordinary course of business;

          (xii) Parent and Merger Sub shall each have obtained the consent of its Board of Directors for the Merger as required under the WBCA;

          (xiii) The Company shall not have received demands for appraisal with respect to the Merger from any of its shareholders holding, in the aggregate, 20% or more of the Company Stock;

          (xiv) Parent shall have received from the Principal Shareholders executed copies of the Registration Rights Agreement;

          (xv) Parent shall have received executed copies of the Escrow Agreement, in a form agreed to by the Company and Parent; and

          (xvi) The Parties shall have received the consent of Merck & Co., Inc. pursuant to paragraph 16 of that certain agreement dated January 1, 1999, entered into by and between Merck & Co., Inc. and CMC ReSearch, Inc.

Parent may waive any condition specified in this Section 9(a) (except those set forth in Sections 9(a)(vi) and (xii) hereof) if it executes a writing so stating at or prior to the Closing. If the Closing occurs, Parent shall be deemed to have waived any unsatisfied condition to its obligations hereunder.

     (b) Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

          (i) the representations and warranties of Parent and Merger Sub set forth in Section 4 above shall be true and correct in all material respects at and as of the date hereof and the Closing Date;

          (ii) Parent shall have performed and complied with all of its agreements and covenants hereunder in all material respects through the Closing;

          (iii) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or
     (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

          (iv) Parent shall have delivered to Company a certificate to the effect that each of the conditions specified in Sections 9(b)(i) and (ii) is satisfied in all material respects;

          (v) Parent and Merger Sub shall have delivered to the Company and the Principal Shareholders a copy of the text of the director resolutions by which the corporate action on the part of Parent and Merger Sub necessary to approve this Agreement and the Merger were taken, certified by Parent and Merger Sub's corporate secretary;

          (vi) the Parties shall have received all required authorizations, consents and approvals of governments and governmental agencies;

          (vii) Parent shall have executed and delivered the Employment Agreement dated as of the Closing Date;

          (viii) the shares of Parent Common Stock to be issued in the Merger and the Exchange shall have been approved for listing on the Nasdaq;

          (ix) Company shall have obtained all authorizations, consents and approvals required to be obtained under the WBCA, including without limitation, approval of the Merger by the Company's shareholders;

          (x) The Company shall have received from counsel to Parent an opinion with respect to the matters usual and customary with respect to transactions of this nature dated as of the Closing Date;

          (xi) Parent should have executed and delivered the Escrow Agreement in a form agreed to by the Company and Parent;

          (xii) Parent should have executed and delivered the Registration Rights Agreement in the form of Exhibit B attached hereto; and

          (xiii) Parent shall have adopted a non-qualified stock option plan pursuant to which the Replacement Options will be issued, and shall have filed a Form S-8 with the SEC with respect thereto.

The Company may waive any condition specified in this Section 9(b) (except those set forth in Section 9(b)(vi) hereof) if it executes a writing so stating at or prior to the Closing. If the Closing occurs, the Company shall be deemed to have waived any unsatisfied condition to its obligations hereunder.

     10.  Termination.

     (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

          (i) Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) Parent or the Company may terminate this Agreement by giving written notice to the applicable other Party at any time prior to the Closing in the event such other Party is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect and such breach has not been cured (A) within 20 days of written notice thereof or (B) prior to the Closing Date if a longer period of time is reasonably expected prior to the Closing Date; or

          (iii) either Parent or the Company may terminate this Agreement by giving written notice to the other Parties at any time prior to the Closing if the Closing shall not have occurred on or before June 30, 2000 by reason of the failure of any condition precedent under Section 9 hereof (unless the failure results primarily from the terminating Party's breaching any representation, warranty, or covenant contained in this Agreement);

     (b) Effect of Termination. The termination of this Agreement shall not constitute the waiver of any rights and remedies available as a result of the event which gave rise to the termination.

     11.  Indemnification.

     (a) Survival. All of the representations and warranties of the Company and the Principal Shareholders contained in this Agreement shall survive the Closing (regardless of any knowledge or investigation of Parent or Merger Sub) and shall continue in full force and effect for a period of one (1) year thereafter, (the "Survival Period") after which such representations and warranties shall terminate and have no further force or effect. All of the representations and warranties of Parent contained in this Agreement shall survive the Closing (regardless of any knowledge or investigation of the Principal Shareholders) and shall continue in full force and effect for a period of one (1) year thereafter. All covenants of the Parties in this Agreement shall survive the Closing and shall continue in full force thereafter.

     (b) Indemnification by Principal Shareholders. Subject to Section 11(c), the Company's shareholders shall, jointly and severally, indemnify, defend and hold Parent, the Surviving Corporation, their Affiliates and their respective officers, directors, employees and agents harmless from and against the entirety of any Adverse Consequences Parent or the Surviving Corporation may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Adverse Consequences Parent or the Surviving Corporation may suffer after the end of the Survival Period with respect to claims made within such period ("Indemnifiable Losses"), resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach or inaccuracy of any representation or warranty of the Company or the Principal Shareholders set forth in this Agreement or in the Disclosure Schedule, Exhibits or certificates delivered by them in connection herewith and specifically excluding all Liabilities arising from matters set forth in Disclosure Schedule;
(ii) any nonfulfillment or breach of any covenant or agreement on the part of the Company or the Principal Shareholders set forth in this Agreement; (iii) without limiting the generality of the foregoing, any claim by any Person asserting any ownership interest in or rights to acquire any capital stock of the Company, to the extent such ownership interest or rights are not set forth in Section 6(b) of the Disclosure Schedule; (iv) any claims by third parties made against the Company or Parent or the Surviving Corporation after the Closing arising from or relating to any action, inaction, event, occurrence or circumstance occurring or existing prior to the Closing to the extent not provided for in the Most Recent Balance Sheet; and (v) costs and expense of defending any action, demand or claim by any third-party against or affecting Parent or the Surviving Corporation which, if true or successful, would give rise to a breach of representations, warranties or covenants of the Company and the Principal Shareholders, even if such action, demand or claim ultimately proves to be untrue or unfounded.

     (c) Limits on Principal Shareholders' Indemnification. The obligation of the Company's shareholders to indemnify Parent and the Surviving Corporation under Section 11(b) above shall be subject to the following:

          (i) Satisfaction and payments regarding Indemnifiable Losses shall solely be made by the transfer to Parent of Parent Common Stock held in escrow by each shareholder on a pro rata basis, in accordance with the terms of the Escrow Agreement. No shareholder shall have any obligation to indemnify Parent or the Surviving Corporation from and against any Indemnifiable Losses except to the extent of the Escrow Shares and unless Parent or the Surviving Corporation makes a written claim within the Survival Period with respect to the breach of which gives rise to Indemnifiable Losses.

          (ii) Notwithstanding the foregoing, no claim for Indemnifiable Losses shall be brought under this Article 11 unless the dollar amount relating to such claims by Parent exceeds in the aggregate $500,000 (the "Minimum Loss"); provided, however, that once the Minimum Loss amount is exceeded, and subject to the limitations set forth above, shareholders shall indemnify Parent for Parent's entire claim from the first dollar of loss.

     (d) Indemnification by Parent. Subject to Section 11(e), Parent shall indemnify, defend and hold the Company's shareholders harmless from and against the entirety of any Adverse Consequences such shareholders may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Adverse Consequences such shareholders may suffer after the end of the Survival Period with respect to claims made within such period ("Shareholders Indemnifiable Losses"), resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach or inaccuracy of any representation or warranty of Parent set forth in this Agreement, or in the certificates delivered by it in connection herewith; (ii) any nonfulfillment or breach of any covenant or agreement on the part of Parent set forth in this Agreement; or (iii) costs and expenses of defending any action, demand or claim by any third party against or affecting a shareholder which, if true or successful, would give rise to a breach of representations, warranties and or covenants of Parent, even if such action, demand or claim ultimately proves to be untrue or unfounded.

     (e) Limits on Parent's Indemnification. The obligation of Parent to indemnify the Company's shareholders under Section 11(d) above shall be subject to the following: Parent shall have no obligation to indemnify the Company's shareholders from and against any Shareholders Indemnifiable Losses unless the shareholders make a written claim within the Survival Period with respect to the breach of which gives rise to Shareholders Indemnifiable Losses.

     (f) Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim by such Indemnified Party for indemnification against any other Party (the "Indemnifying Party") under this Agreement, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is damaged thereby.

          (ii) Any Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice, reasonably satisfactory to the Indemnified Party, so long as (A) the Indemnifying Party notifies the Indemnified Party, within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the Indemnifying Party is assuming the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in accordance with the terms and limitations of this Section 11(f)(ii) and (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the conditions set forth in Section 11(f)(ii) are and remain satisfied, then (A) the Indemnifying Party may conduct the defense of the Third-Party Claim in accordance with Section 11(f)(ii); (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual or potential conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement, which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, and (E) the Indemnified Party shall, at the Indemnifying Party's reasonable request and at the Indemnifying Party's expense, cooperate in the defense of the matter. In the event that the conditions in Section 11(f)(ii) are not satisfied in the case of any Third Party Claim, then the Indemnified Party may assume control of the defense of such claim; provided that, except as provided in Section 11(f)(ii) below, the Indemnified Party may not enter into any settlement or consent to the entry of any judgment with respect to the matter without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

          (iv) If any injunction or other equitable relief is entered against the Indemnified Party during the course of any Third Party Claim, if brought during the Survival Period, and such injunction or equitable relief is not removed within ten (10) days (an "Indemnified Party Controlled Claim"), then (A) the Indemnified Party may assume control of the defense of, and, subject to the provisions of this Section 11(f)(iv), consent to the entry of any judgment or enter into any settlement with respect to, such Indemnified Party Controlled Claim; and (B) the Indemnifying Parties will remain responsible in accordance with the terms and limitations of this Section 11(f).

     (g) Set Off for Pending Claims. As of the time Parent becomes required to indemnify Shareholders under any provision of this Agreement, in addition to any other right available to Parent hereunder at law or in equity, Parent shall, notwithstanding the foregoing provisions, be entitled to withhold from such payments to the Principal Shareholders an amount equal to the amount of all claims for Parent Indemnifiable Losses which have theretofore been finally resolved against Principal Shareholders but have not been paid.

     12.  Miscellaneous.

     (a) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to, at or about the Closing without the prior written approval of the other Party, which written approval will not be unreasonably withheld; provided, however, that such consent shall not be required where such release or announcement is required by law or regulation (in which case the disclosing Party will advise and consult with the other Parties of the timing and content of such release or announcement prior to making the disclosure).

     (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof; provided, however, that unless and until the consummation of the purchase and sale transaction contemplated hereunder occurs, the confidentiality agreement between Parent and the Company shall remain in full force and effect.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent and the Principal Shareholders; provided, however, that Parent may assign any or all of its rights and interests hereunder to a wholly-owned Subsidiary.

     (e) Facsimile/Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all Parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to the Company:

          Medifor, Inc.
          647 Washington Street
          Port Townsend, Washington 98368
          Attention:  Peter J. Geerlofs, M.D.
          Telephone:  (360) 385-0722
          Fax:  (360) 385-4402

          with a copy to:

          Preston Gates & Ellis, LLP
          701 Fifth Avenue
          Seattle, Washington 98104
          Attention:  Connie R. Collingsworth
          Telephone:  (206) 623-7580
          Fax:  (206) 623-7022

          If to Parent:

          Allscripts, Inc.
          2401 Commerce Drive
          Libertyville, IL  60048
          Attention:  David B. Mullen
          Telephone:  847-680-3515
          Fax:  847-680-3721

          with a copy to:

          Sachnoff & Weaver, Ltd.
          30 South Wacker Drive
          Chicago, Illinois  60606
          Attention:  Jeffrey A. Schumacher
          Tel: (312) 207-6414
          Fax: (312) 207-6400

     Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to choice of law principles thereof.

     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, Company and Principal Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) Severability. If one or more of the provisions of this Agreement are held to be unenforceable under applicable law and the deletion or modification of such provision(s) do not alter materially the fundamental expectations of a Party hereto, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted in a manner that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     (k) Incorporation of Schedules. The Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                                ALLSCRIPTS, INC.


                                                By: /s/ David B. Mullen
                                                    -----------------------
                                                Name: David B. Mullen
                                                     ----------------------
                                                Title: President
                                                      ---------------------

                                                WEBDOC ACQUISITION CORP.


                                                By: /s/ David B. Mullen
                                                    -----------------------
                                                Name: David B. Mullen
                                                     ----------------------
                                                Title: President
                                                     ----------------------

                                                MEDIFOR, INC.


                                                By: /s/ J. Peter Geerlofs, MD
                                                    --------------------------
                                                Name: J. Peter Geerlofs, MD
                                                     -------------------------
                                                Title: President And Ceo
                                                      ------------------------

                                                Principal Shareholders


                                                /s/ Peter Geerlofs
                                                ----------------------------
                                                Peter Geerlofs



                                                /s/ Glenda Hultman
                                                -----------------------------
                                                Glenda Hultman